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                                                                  EXHIBIT 10.3.1

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is entered into as of the 29th day of July, 1997 between FRED HAMER (the "Employee") and TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation, and its affiliates (the "Company"). This Employment Agreement is contingent upon closing the E. F. Johnson Company acquisition by Transcrypt International, Inc. no later than ten
(10) days after signing this Employment Agreement. Upon the date of closing, this Employment Agreement will become effective and your Severance Agreement with E. F. Johnson Company, dated December 20, 1996, and further amended on January 2, 1997 and Escrow Agreement dated January 2, 1997, will terminate.

               WHEREAS, the Company wishes to employ the Employee on the terms set forth in this Employment Agreement, and the Employee wishes to accept such employment on such terms.

               NOW THEREFORE, in consideration of the foregoing recitals and covenants set forth herein, the parties hereto hereby agree as follows:

               Section 1. Employment and Term. The Company hereby employs the Employee, and the Employee hereby accepts employment, on the terms of this Employment Agreement, commencing as of the date of closing between E. F. Johnson Company and Transcrypt International, Inc. and continuing until the first anniversary of such date (the "Expiration Date"), unless terminated earlier in accordance with the provisions of Section 5 hereof.

              Section 2. Duties and Authority. The Employee's duties shall be as Vice President International with responsibility for all International Sales of the Company's products and other duties as determined by the Chief Executive Officer of the Company or such other officer of the Company designated by the Chief Executive Officer or the Board of Directors or a designated committee thereof (the Board of Directors or committee being collectively referred to herein as the "Board of Directors").

               Section 3.    Compensation.

                      (a) Base Salary. The Employee will receive a base salary during the term of this Employment Agreement of $150,000 per year ("Base Salary"), which shall be payable in approximately equal bi-weekly installments. Base salary will be subject to annual review and can be increased with concurrence of the Board of Directors.

                      (b) Commission. The Employee shall receive a commission in an amount equal to 1/4 percent on quarterly International sales if Company's quarterly plan is achieved.

                      (c) Additional Benefits. The Employee will also receive such additional employee benefits as defined in and by the E. F. Johnson benefits and medical plans, including paid

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vacations, pension benefits, qualified profit-sharing plans, employees group insurance and disability insurance until such time as the two Companies (EFJ and TRII) plans are blended together.

                      (d) Withholdings. All payments made to the Employee pursuant to this Employment Agreement shall be reduced by all required federal, state and local withholdings for taxes and similar charges and by all contributions or payments required to be made by the Employee in connection with any employee benefit plan maintained by the Company.

               Section 4. Reimbursement for Expenses. The Employee may from time to time incur certain expenses on behalf of the Company for travel, promotion, telephone, entertainment and similar items. The Company will reimburse the Employee for all ordinary, necessary and reasonable amounts of such expenses incurred by the Employee, which amounts shall be payable promptly upon receipt of reasonable written documentation signed by the Employee itemizing such expenses.
International business class air travel is approved for Employee.

               Section 5.    Early Termination.

                      (a) Basis for Early Termination. This Employment Agreement shall terminate prior to the Expiration Date upon the first to occur of:

                             (i) the determination by the Board of Directors
               that the Employee has become disabled and shall not be able to continue his service to the Company; or

                             (ii)   the Employee's death; or

                             (iii) a determination by the Board of Directors
               that the Employee has engaged or participated in (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any subsidiary, the perpetration or attempted perpetration of fraud on the Company or any subsidiary, or the unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or any subsidiary, (ii) or that the Employee has been convicted of a crime the commission of which results in injury to the Company or any subsidiary, or that the Employee has materially violated any restriction on the disclosure or use of confidential information of the Company or any subsidiary, or on competition with the Company or any subsidiary, or any of their businesses then conducted or planned to be conducted, in each case as determined in the reasonable judgment of the Board of Directors; or

                             (iv) a determination by the Board of Directors, in
               its sole and absolute discretion, that is in the best interest of the Company to terminate Employee's employment with the Company.

                      (b) Effective Date of Termination. The effective date of termination of this Employment Agreement shall be the first to occur of either the Expiration Date, the date of

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Employee's death or the date of any determination by the Board of Directors pursuant to Section 5(a)(i), 5(a)(iii) or 5(a)(iv) hereof (the "Effective Date of Termination").

                      (c) Severance Payment. Upon ten (10) days from the effective date of this Employment Agreement, the Company will pay to Employee the first half of your EFJ Parachute payment in the amount of $100,000. The second half of your EFJ Parachute payment in the amount of $100,000 will be payable on the first anniversary date of your employment with the Company. In the event of termination pursuant to this Section 5 or the occurrence of the Expiration Date, Employee or Employee's estate shall, on and after the Effective Date of Termination, be entitled to no further payments or benefits under this Employment Agreement except the payment of Base Salary and benefits accrued but unpaid as of the Effective Date of Termination. However, if Employee is terminated within the first year for any reason except for cause as defined in
Section 5(a)(iii), the Employee is entitled to the second half of the EFJ Parachute payment of $100,000.

               Section 6. Restrictive Covenant. The Noncompete Agreement attached hereto as Exhibit A, previously entered into between the Company and the Employee, shall remain in full force and effect.

               Section 7. Amendments. No change, modification, waiver, discharge, amendment or addition to this Employment Agreement shall be binding unless it is in writing and signed by the Company and the Employee.

               Section 8. Entire Agreement. This Employment Agreement, together with the Noncompete Agreement attached hereto as Exhibit A, contain the entire understanding and agreement between the Company and the Employee, and supersedes any prior agreements between them, pertaining to the Employee's employment with the Company. There are no representations, warranties, promises, covenants or understandings between the Company and the Employee with respect to such employment other than those expressly set forth in this Employment Agreement. This Employment Agreement takes precedence over other conflicting agreements with Employee.

               Section 9. Governing Laws. This Employment Agreement shall be governed by the substantive laws of the State of Nebraska.

               Section 10. Nonassignability; Successors. The obligations of the Employee under this Employment Agreement are not assignable by him. Except as provided in the immediately preceding sentence, this Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

               Section 11. Notices. Any notice required to be given in writing by any party to this Employment Agreement may be personally delivered or mailed by registered or certified mail to the last known address of the party to be notified. Any such notice personally delivered shall be effective upon delivery and any such notice mailed shall be effective four business days after the

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date of mailing, by registered or certified mail with postage prepaid to the last know address of the party to be notified.

               Section 12. Severability. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions of this Employment Agreement, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                Section 13. Headings. The section and other headings contained in this Employment Agreement are for reference purposes only and shall not affect the interpretation of this Employment Agreement.

                Section 14. Construction. Whenever required by the context, references to the singular shall include the plural, and the masculine gender shall include the feminine gender.

               IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed on its behalf and the Employee has signed his name hereto, effective as of the date first written above.

                                       TRANSCRYPT INTERNATIONAL, INC.,
                                       a Delaware corporation



                                       By   /s/ Jeffery L. Fuller
                                          --------------------------------------
                                       Printed Name
                                                   -----------------------------
                                       Its
                                          --------------------------------------



                                           /s/  Fred Hamer
                                       -----------------------------------------
                                       Fred Hamer, Employee


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                                    EXHIBIT A

                              NONCOMPETE AGREEMENT

        TRANSCRYPT INTERNATIONAL, INC., a Nebraska corporation (the "Company"; for the purposes of this Noncompete Agreement, the term "Company" shall include affiliates of Transcrypt International, Inc.) and Fred Hamer ("Employee") agree as follows:

        1. In consideration of the Company employing Employee as set forth in that certain Employment Agreement (the "Agreement") of even date hereto executed by and among the Company and Employee, Employee hereby agrees to adhere to the following terms and conditions:

        Employee expressly covenants and agrees that at no time during the effective term of the Agreement will it for itself or on behalf of any other person, partnership, firm, association or corporation in any territory in which the Employee is acting pursuant to the Agreement (1) open or operate a business which would result in the solicitation of customers for whom Employee served at Transcrypt, (2) act as an employee, agent, advisor or consultant of any then existing competitor of the company if resulting in the solicitation of customers whom Employee served at Transcrypt, (3) solicit or accept business from any of the Company's competitors which serves customers previously served by Employee while employed at Transcrypt, unless authorized by the Company,
        (4) divert any business from the Company by influencing or attempting to influence any present customers of the Company for whom Employee served at Transcrypt or (5) attempt to attract any supplier away from the Company or use its information regarding the Company's suppliers in any way which would detrimentally affect the Company. Employee further covenants and agrees that for two years following the termination of the Agreement, whether such termination is voluntary or involuntary, it will not for itself or on behalf of any other person, partnership, firm, association or corporation in any territory in which it acted pursuant to the Agreement during the 12 months immediately prior to the Agreement's termination (1) divert any secure communications business from the Company by influencing or attempting to influence any present secured communication product customers of the Company with whom Employee had been in contact while employed at Transcrypt, (2) attempt to attract any supplier away from the Company with whom Employee had contact while employed at Transcrypt or use his information regarding the Company's suppliers in any way which would detrimentally affect the Company, or (3) go to work for any direct competitor of Transcrypt secured communication products such as Selectone, MXCom, Midian which would result in the solicitation of customers for whom Employee had been in contact while employed at Transcrypt. Wireless communication companies engaged in the manufacturing or distribution of voice

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        and data communications products such as Motorola, Ericsson, SMR Direct and Data Radio are not included in this group.

        2. By signing this Agreement, Employee expressly acknowledges that the territorial limitations, duration and scope of this Agreement are fair and reasonable. This Noncompete Agreement shall survive the termination of the Agreement.

        3. Employee further agrees that the Company shall be entitled to maintain proceedings in any court of competent jurisdiction, either at law or in equity, for any breach of this Agreement by Employee to enforce the specific performance of this Agreement and/or to obtain damages for any breach thereof, and without regard to any or all remedies sought by the Company, the Company shall be entitled to recover reasonable attorney's fees incurred in enforcing this Agreement.

        4. This Agreement supersedes any prior Agreement between the Employee and the Company pertaining to the subject hereof. In the event that any portion of this Agreement is declared invalid or illegal by final judgment of any court or competent jurisdiction, the remainder of this Agreement shall remain in full force and effect, notwithstanding the invalidity or illegality of the other portion.

        5. This Agreement shall be governed by the laws of the State of Nebraska.

        6. This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original, and all of which shall constitute one in the same agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 30th day of July, 1997.

                                       TRANSCRYPT INTERNATIONAL, INC.,
                                       a Nebraska corporation



                                       By   /s/ Jeffery L. Fuller
                                          --------------------------------------
                                              Jeffery L. Fuller
                                              Its President



                                             /s/ Fred Hamer
                                       -----------------------------------------
                                       Fred Hamer, Employee


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